Exhibit 10.17
Renegy Holdings, Inc.
60 E. Rio Salado Parkway, Suite 1012
Tempe, AZ 85281
December 31, 2008
Robert M. Worsley
Christi M. Worsley
Robert M. Worsley and Christi M. Worsley
Revocable Trust
3418 N. Val Vista Drive
Mesa, Arizona 85213
Dear Bob and Christi:
     The purpose of this letter is to modify your obligations relating to the funding of the DSR Account (as defined in the Credit Agreement dated as of September 1, 2006, as amended, among Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC (“SWMP”), CoBank, ACB, as Administrative Agent and Collateral Agent, the LC Issuer as defined therein, and the Lenders party thereto (the “Credit Agreement”)) pursuant to the letter agreement dated August 13, 2008 between each of you and the Company (the “Second Letter Agreement”), and to finalize your obligations to the Company to guarantee payment of the remaining Project Costs under the Overrun Guaranty, the Contribution and Merger Agreement, the First Letter Agreement (as each of such terms are defined below) and the Second Letter Agreement.
     Pursuant to the Second Letter Agreement, you agreed to satisfy the obligation of SWMP to fund the DSR Account up to and in the amount of $2,762,342 on or prior to the Term-Conversion Date (as defined in the Credit Agreement), for such time as the Credit Agreement shall remain in effect, less any DSR Reductions (as defined in the Second Letter Agreement). The Second Letter Agreement provides that you may satisfy the foregoing obligation by providing a letter of credit as specifically provided in the Credit Agreement.
     The Company anticipates that Comerica Bank (“Comerica”) will provide, pursuant to an amendment to the current credit agreement between the Company and Comerica or pursuant to a new credit agreement between the parties (in either case, the “Comerica Agreement”), a DSR Letter of Credit (as defined in the Credit Agreement) for the account of the Company, on or prior to the Term-Conversion Date (as defined in the Credit Agreement), to satisfy SWMP’s obligation to fund the DSR Account under the Credit Agreement. Comerica has indicated that its preference is to issue the DSR Letter of Credit for the account of the Company rather than to issue it for your account under a separate agreement with you, as was contemplated under the Second Letter Agreement. Accordingly, under the terms of the Comerica Agreement, the Company will agree to reimburse Comerica for any amounts drawn on the DSR Letter of Credit (the “Reimbursement Obligation”).
     The Company and the Special Committee have agreed to accept the structure proposed by Comerica, subject to the following terms, and would like to confirm your acceptance of these terms:
     1. For such time as the Credit Agreement shall remain in effect, in the event the Administrative Agent draws upon the DSR Letter of Credit to fund the DSR Account, you agree to directly reimburse Comerica in accordance with the terms of the Comerica Agreement up to the amount of $2,762,342 in order to satisfy the Reimbursement Obligation. Further, for such time as the Credit Agreement shall remain in effect, your obligations with respect to the DSR Account pursuant to the Second Letter Agreement shall continue to apply to the extent that the DSR Letter of Credit is for any reason unavailable to fund the DSR Account as required under the Credit Agreement, including during the period between the date of this letter and the amendment of the current credit agreement between the Company and Comerica, or the execution of a new credit agreement between the parties, to provide for the issuance of the DSR Letter of Credit by Comerica.
     2. Your obligations with respect to the DSR Account, the DSR Letter of Credit and the Reimbursement Obligation pursuant to Section 1 above, and your guarantee obligations with respect to the Reimbursement Obligation pursuant to the last sentence of Section 3 below, shall continue to be subject to the DSR Reduction as provided in the Second Letter Agreement.
     3. You agree to continue to personally guarantee all of the Company’s obligations under the Company’s current credit agreement with Comerica, which provides for a non revolving line of credit facility for a principal amount of up to $7,250,000, until such time that all borrowings under such credit facility and all other amounts due pursuant to the credit agreement are paid in full. In addition, you agree to personally guarantee the Company’s Reimbursement Obligation with respect to the DSR Letter of Credit for such time as the Credit Agreement shall remain in effect and the DSR Letter of Credit remains outstanding.
     4. Provided that the closing shall occur with respect to the tax equity financing transaction contemplated by the definitive agreements executed by the Company and an institutional investor on or about the date of this letter, and except as provided in this letter, the Company agrees that all of your remaining obligations to the Company to guarantee payment of the remaining Project Costs under the Overrun Guaranty, the Contribution and Merger Agreement, the First Letter Agreement (as each of such terms are defined below) and the Second Letter Agreement shall be deemed satisfied in full by each of you, including, without limitation, with respect to your obligation to use commercially reasonable efforts to make available to the Company one or more loans in the aggregate principal amount of $4,000,000 pursuant to the Second Letter Agreement.

     5. If you default on the terms of this letter, your obligations under this letter shall not be subject to either the Basket or the Cap in the Contribution and Merger Agreement. Any claims the Company may make for breach of this letter may not be satisfied by stock of the Company and shall be satisfied by you solely in cash, or in the case of Section 1, as otherwise provided in the Credit Agreement.
     6. You agree that this letter is personal to you and that it is not assignable without the written consent of the Company. The Company shall have the right to assign the rights, benefits and obligations of this letter to its successors and assigns.
     7. You agree that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without limiting the availability of any other remedies, each of the parties to this letter shall be entitled to an injunction or injunctions to prevent breaches of this letter and to enforce specifically the terms and provisions of this letter exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).
     Once agreed and accepted by you, this letter shall be an enforceable agreement and an enforceable amendment to the Contribution and Merger Agreement dated as of May 8, 2007, as amended, by and among you, the Company, and certain affiliated parties (the “Contribution and Merger Agreement”), the Overrun Guaranty dated as of October 1, 2007 by and between each of you and the Company (the “Overrun Guaranty”), the letter agreement dated February 12, 2008 between each of you and the Company (the “First Letter Agreement”), and the Second Letter Agreement, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. You agree that there is sufficient consideration for this agreement. Except as specified in this letter, all terms and conditions of the Contribution and Merger Agreement, the Overrun Guaranty, the First Letter Agreement and the Second Letter Agreement shall remain in full force and effect. Unless otherwise defined herein, all capitalized terms in this letter shall have the same meanings as set forth in the Contribution and Merger Agreement, the Overrun Guaranty, the First Letter Agreement and the Second Letter Agreement.
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Very truly yours,
/s/ Ricardo Levy
Ricardo Levy, Chair of the Special
Committee of the Board of Directors

Renegy Holdings, Inc.
/s/ Robert Zack
Robert Zack
Chief Financial Officer

Accepted and agreed as of this
31st day of December, 2008

/s/ Robert M. Worsley
Robert M. Worsley

/s/ Christi M. Worsley
Christi M. Worsley

Robert M. Worsley and Christi M. Worsley Revocable Trust

/s/ Robert M. Worsley Robert M. Worsley, Trustee	/s/ Christi M. Worsley Christi M. Worsley, Trustee